                                                                     Exhibit 8.1

                 [LETTERHEAD OF CONNER & WINTERS APPEARS HERE]

                                 April __, 1999

Board of Directors
Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050
Atlanta, GA  30346-1603

Board of Directors
Signature Inns, Inc.
One Parkwood Crossing
250 East 96/th/ Street, Suite 450
Indianapolis, IN  46240

     Re:  Federal Income Tax Consequences of the Merger of
          Signature Inns, Inc. with and into Jameson Inns, Inc.
          -----------------------------------------------------

Gentlemen:

     We have acted as counsel to Jameson Inns, Inc., a Georgia corporation (the "Jameson"), in connection with the merger (the "Merger") of Signature Inns, Inc., an Indiana corporation ("Signature"), with and into Jameson pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 27, 1999, by and between Jameson and Signature. We are rendering this opinion to you pursuant to Sections 7.08(b) and 8.07 of the Merger Agreement.

     All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and the Registration Statement (the "Registration Statement") filed by Jameson on March 10, 1999, with the Securities and Exchange Commission relating to the securities that will be issued by Jameson pursuant to the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").
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April __, 1999
Page 2
                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine, and that all statements set forth in such documents are accurate. We have also obtained and relied upon written certificates of officers of Signature and Jameson who have personal knowledge of facts and circumstances relating to the Merger as well as to the operations, assets and liabilities of Signature and Jameson to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. Further, we have obtained and relied upon (i) a letter from the independent accountants of Signature to the effect that, as of the date hereof, Signature does not have any undistributed earnings and profits as defined under Section 312 and the Treasury Regulations thereunder, and (ii) an opinion of the general counsel of Jameson to the effect that the Merger qualifies as a merger of corporations under the Georgia Business Corporation Code. Copies of such certificates and opinions are attached as Exhibits to this opinion. Based upon the attached certificates, we have assumed that the following statements (as well as other statements made in such certificates, but not recited herein) are true on the date hereof and will be true at the Effective Time:

     1. The Merger will be consummated solely in compliance with the material terms and conditions of the Merger Agreement and none of the material terms and conditions thereof have been or will be waived or modified.

     2. For each holder of Signature common stock, the total of the cash and the fair market value of the Jameson common stock for which such holder's Signature common stock will be exchanged in the Merger will be approximately equal to the fair market value of such holder's Signature common stock, and for each holder of Signature Series A Preferred Stock, the fair market value of the Jameson Series S Preferred Stock for which such holder's Signature Series A Preferred Stock will be exchanged in the Merger will be approximately equal to the fair market value of such holder's Signature Series A Preferred Stock.

     3. Neither Jameson nor any party related to Jameson (within the relationships described at United States Treasury Regulation section 1.368-1(e)(3)) has any plan or intention to purchase, redeem or otherwise reacquire any of the Jameson common stock or Jameson Series S Preferred Stock for which Signature common stock and Signature Series A Preferred Stock will be exchanged pursuant to the Merger.

     4. The liabilities of Signature assumed by Jameson and the liabilities to which the transferred assets of Signature are subject were incurred by Signature in the ordinary course of its business.
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April __, 1999
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     5.   Following the Merger, Jameson will continue the historic business of
Signature or use a significant portion of Signature's business assets in a business.

     6. Signature, Jameson and the stockholders of Signature will pay their respective expenses, if any, incurred in connection with the Merger.

     7. There is no intercorporate indebtedness existing between Jameson and Signature that was issued, acquired, or will be settled at a discount.

     8.   Neither Jameson nor Signature is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv).

     9. Neither Jameson nor Signature is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     10. At the Effective Time of the Merger, the fair market value of the assets of Signature will exceed the sum of its liabilities plus the amount of liabilities, if any, to which specific assets of Signature are subject.

     11. Pursuant to the Merger, shares of Signature common stock will be converted into a number of shares of Jameson common stock (excluding cash consideration received in the Merger) having a value as of the Effective Time of the Merger exceeding fifty percent of the aggregate value of all of the shares of Signature common stock outstanding prior to the Merger, including for such purpose all shares of Signature common stock redeemed within the two years immediately preceding the Merger, and shares of Signature Series A Preferred Stock will be exchanged for a number of shares of Jameson Series S Preferred Stock having a value as of the Effective Time of the Merger exceeding fifty percent of the aggregate value of all of the shares of Signature Series A Preferred Stock outstanding prior to the Merger, including for such purpose all shares of Signature Series A Preferred Stock redeemed within the two years immediately preceding the Merger.

     12. Jameson has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Signature, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Jameson.

     13. The payment of cash in lieu of fractional shares of Jameson common stock represents a mere mechanical rounding off to avoid the expense and inconvenience to Jameson of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid to holders of Signature common stock instead of issuing fractional shares of Jameson common stock will not exceed one percent of the total consideration that will be issued in the Merger. The fractional share interests of each holder of Signature common stock will be aggregated and no such holder will receive cash in respect of such fractional share interests in an amount equal to or greater than the value of one full share of Jameson common stock.
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April __, 1999
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     14.  None of the compensation to be received by any stockholder-employee of
Signature from Jameson or Signature at or prior to the Effective Time of the Merger (other than consideration received in the Merger) will be separate consideration for, or allocable to, any of their Signature common stock or Signature Series A Preferred Stock; none of the shares of Jameson common stock or Jameson Series S Preferred Stock received in the Merger by any stockholder-employee of Signature will be separate consideration for, or allocable to, any employment agreement or arrangement; and the compensation paid to each stockholder-employee of Signature by Signature at or prior to the Effective Time of the Merger, or by Jameson at or after the Effective Time of the Merger was and will be for services actually rendered.

We have also assumed that all of the shares of Signature common stock and Signature Series A Preferred Stock outstanding immediately before the Effective Time of the Merger are held by the Signature stockholders as capital assets.

                                    OPINION
                                    -------

     Based upon the foregoing, it is our opinion that, for federal income tax purposes:

     1.   The Merger will be treated as a "reorganization" within the meaning of
Section 368(a).

     2. Each of Signature and Jameson will be a party to such reorganization within the meaning of Section 368(b).

     3. No gain or loss will be recognized by Signature or Jameson as a result of the Merger.

     4. No gain or loss will be recognized by a Signature stockholder as a result of the Merger with respect to the shares of Signature Series A Preferred Stock exchanged solely for shares of Jameson Series S Preferred Stock.

     5. A Signature stockholder whose Signature common stock is exchanged for a combination of Jameson common stock and cash (other than cash received in lieu of a fractional share of Jameson common stock) will realize gain equal to the excess, if any, of the fair market value of the Jameson common stock and cash received over the stockholder's tax basis in his or her Signature common stock. The stockholder will recognize this realized gain, however, only in an amount that does not exceed the amount of cash received. It is likely that this recognized gain will be taxable to the stockholder as capital gain, although it is possible that this recognized gain will be taxable as dividend income if the stockholder's exchange for Jameson common stock and cash does not result in a "meaningful reduction" in the percentage ownership of Jameson common stock that such stockholder otherwise would have received (taking into account both actual ownership and constructive ownership under the constructive ownership rules of
Section 318). No loss realized by an Signature stockholder who receives Signature common stock and cash in the Merger will be
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April __, 1999
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recognized.

     7. Cash received in the Merger by a Signature stockholder in lieu of a fractional share of Jameson common stock will be treated under Section 302 as having been received in exchange for such fractional share, and the Signature stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the Signature stockholder's tax basis allocable to the fractional share of Jameson common stock exchanged for cash.

     8. For purposes of determining the period of time a Signature stockholder has held the shares of Jameson common stock received pursuant to the Merger, each Signature stockholder may include in his or her holding period the period of time such stockholder held the shares of Signature common stock which were exchanged for such shares of Jameson common stock.

     9. For purposes of determining the period of time a Signature stockholder has held the shares of Jameson Series S Preferred Stock received pursuant to the Merger, each Signature stockholder may include in his or her holding period the period of time such stockholder held the shares of Signature Series A Preferred Stock which were exchanged for such shares of Jameson Series S Preferred Stock.

     10. For purposes of determining the amount of gain or loss realized on a disposition of the shares of Jameson common stock received pursuant to the Merger, each Signature stockholder's tax basis in such shares of Jameson common stock will equal, as of the Effective Time of the Merger, such stockholder's tax basis in the shares of Signature common stock which were exchanged for such shares of Jameson common stock decreased by the amount of cash received by such stockholder in the Merger and increased by the amount of gain recognized by such stockholder as a consequence of the Merger.

     11. For purposes of determining the amount of gain or loss realized on a disposition of the shares of Jameson Series S Preferred Stock received pursuant to the Merger, each Signature stockholder's tax basis in such shares of Jameson Series S Preferred Stock will equal, as of the Effective Time of the Merger, such stockholder's tax basis in the shares of Signature Series A Preferred Stock which were exchanged for such shares of Jameson Series S Preferred Stock.

     12. Jameson has met the requirements for qualification and taxation as a "real estate investment trust" during its taxable years ended on or after December 31, 1994, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code, assuming no change in applicable underlying law.

     13. The consummation of the transactions contemplated in the Merger Agreement will not cause Jameson to cease to qualify as a "real estate investment trust" for federal income tax purposes.
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April __, 1999
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     14.  The discussions in the Registration Statement under the captions "RISK
FACTORS - Tax Risks," "THE MERGER - Federal Income Tax Consequences," and "FEDERAL INCOME TAXATION OF REITS AND REIT STOCKHOLDERS" are accurate and complete in all material respects.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws, existing judicial decisions, administrative regulations and published rulings and procedures as of April ____, 1999. We call your attention to the fact that the opinion set forth in this letter is an expression of professional judgment and not a guarantee of a result. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Only an advance ruling from the Internal Revenue Service will give a taxpayer assurance as to the tax consequences of a transaction such as the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws subsequent to April ____, 1999.

     We are members of the Oklahoma Bar and, accordingly, do not express or purport to express any opinions with respect to any laws other than the laws of the State of Oklahoma and the federal laws of the United States of America. This opinion is being rendered for your benefit and is not to be used, circulated or otherwise referred to in connection with any transactions other than those contemplated in the Merger Agreement. We consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Jameson Inns, Inc., that is made a part of the Registration Statement.

                                    Sincerely,



                                    CONNER & WINTERS,
                                    A Professional Corporation